Exhibit 5.1

June 26, 2026

Tempest Therapeutics, Inc.

200 Sierra Point Parkway, Suite 400

Brisbane, CA 94005

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Tempest Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 26, 2026 (the “Registration Statement”). This opinion letter is being furnished to you in connection with your filing of the Registration Statement. The Registration Statement relates to the resale from time to time by the selling stockholders named in the Registration Statement of up to 2,426,897 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), consisting of (i) up to 2,344,828 shares of Common Stock issuable upon the exercise of outstanding common stock purchase warrants (the “New Warrants”), and (ii) up to 82,069 shares of Common Stock that are issuable upon the exercise of certain placement agent warrants (the “Placement Agent Warrants”, and together with the New Warrants, the “Warrants”). The foregoing shares of Common Stock being registered for resale under the Registration Statement are referred to as the “Warrant Shares”. The New Warrants were issued pursuant to a warrant exercise and inducement offer letter agreement, dated May 28, 2026, by and between the Company and the investor named thereto (the “Inducement Agreement”), and the Placement Agent Warrants were issued pursuant to an engagement letter, dated as of May 26, 2026, entered into between the Company and the placement agent (the “Engagement Letter”).

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Company’s Restated Certificate of Incorporation, as amended to the date hereof, (ii) the Third Amended and Restated Bylaws of the Company, (iii) resolutions of the Board of Directors of the Company, approving, among other things, the authorization and issuance of the Warrants and Warrant Shares and related matters, (iv) the Registration Statement and all exhibits thereto, (v) the Inducement Agreement, (vi) the Engagement Letter (vii) the Warrants, and (viii) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware.

With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number that remain available for issuance. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the Common Stock.

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that the Warrant Shares, when issued against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion that might affect the opinions expressed therein.

We hereby consent to the submission of this opinion to the Commission as an exhibit to the Registration Statement. We hereby also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. We do not admit in providing such consent that we are included within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP | Attorneys at Law

www.gtlaw.com